EXHIBIT 99.1

duostech	FOR IMMEDIATE RELEASE

Duos Technologies Group Reports Fourth Quarter and Full Year 2022 Results

Record Year Performance Driven by 82% Revenue Increase to $15.01 Million

Reaffirmed 2023 Revenue Outlook of Between $20.0 Million and $21.0 Million, Representing an Increase of 33% to 40% Over 2022

Subscription Business Expansion Remains On Track, Initial Site Installations Scheduled for Later This Year

JACKSONVILLE, FL / Globe Newswire / March 30, 2023 - Duos Technologies Group, Inc. (“Duos” or the “Company”) (Nasdaq: DUOT), a provider of machine vision and artificial intelligence that analyzes fast moving vehicles, reported financial results for the fourth quarter (“Q4 2022”) and full year ended December 31, 2022.

Fourth Quarter 2022 and Recent Operational Highlights

•	Performed over seven million comprehensive railcar scans in 2022 across 11 portals, of which more than 573,000 were unique railcars. This metric encompasses all railcars scanned at locations across the U.S., Canada, and Mexico, representing approximately 35% of the total freight car population in North America.
•	Released 13 new AI detection models for use within the Company’s Railcar Inspection Portal (“rip®” or “RIP®”) solution since the end of the third quarter. The Company currently has 35 models deployed and operational for freight and transit customers with plans to reach up to 50 different models by the end of 2023.

•	Achieved a 100% renewal rate on recurring revenue contracts throughout 2022 with $2 million cash inflow from those contracts received during the first quarter of 2023. Underlying recurring revenues for support and artificial intelligence grew 32% in 2022.
•	Entered 2023 with estimated total backlog of more than $10.7 million of which the Company expects to recognize $8.4 million during 2023.
•	Secured contract modifications worth an additional $1.1 million in upgrades to a new system for an existing customer in the passenger transportation sector. The add-ons are part of a long-term installation of the Company’s high-end RIP, which is designed to capture images at up to 125 miles per hour.
•	Appointed industry veteran Thomas Hughes to the newly created role of Vice President of Sales, where he is responsible for supporting the Company's commercial and go-to-market strategies for its new subscription offerings.
•	Continued to invest in and expand intellectual property by submitting additional AI and engineering patent applications.

Fourth Quarter 2022 Financial Results

It should be noted that the following Financial Results represent the consolidation of the Company with its subsidiaries Duos Technologies, Inc. and truevue360™.

Total revenue for Q4 2022 increased 71% to $5.93 million compared to $3.72 million in the fourth quarter of 2021 (“Q4 2021”). Total revenue for Q4 2022 represents an aggregate of approximately $4.92 million of technology systems revenue and approximately $1.07 million in recurring services and consulting revenue. The increase in revenues was driven by new revenues being recorded after lengthy delays in receiving “notices to proceed” for anticipated new contracts earlier in the year that pushed delivery dates into the second half of 2022 and into 2023. The increase also resulted from the delivery of two RIP projects during 2022 in addition to the onset of a new high-speed RIP project, for which the Company will continue to recognize revenue well into 2023.

Cost of revenues for Q4 2022 increased 91% to $3.80 million compared to $1.98 million for Q4 2021. The increase in costs year-over-year stems from additional project work related to the delivery of two RIPs as previously noted. Additionally, the Company made significant progress on the manufacturing of a special-purpose, high-value RIP, which it anticipates completing during 2023.

Gross margin for Q4 2022 increased 24% to $2.14 million compared to $1.73 million for Q4 2021. The improvement in margin was a direct result of increased business activity the Company recognized in the latter half of 2022 that was related to the manufacturing and near completion of installation of two RIPs, a number of one-time service events, and significant progress made on a special-purpose, high-value RIP.

Operating expenses for Q4 2022 increased 57% to $3.10 million compared to $1.97 million for Q4 2021. There was an increase in sales and marketing related to increased investment in the overall capability of the commercial team. Research and development costs declined significantly during the quarter, which was the result of some of the technical resources from the IT and Engineering teams being temporarily consumed as part of the significant increase in project and service revenues and led to the Company performing additional project and one-time services work year-over-year. Additionally, general and administration costs increased primarily due to a focus on employee retention to support the growth in the Company’s operating plan.

Net operating loss for Q4 2022 totaled $960,000 compared to net operating loss of $240,000 for Q4 2021. The increase in net operating loss was driven by increases in costs of revenues as well as operating expenses.

Net loss for Q4 2022 totaled $952,000 compared to net loss of $200,000 for Q4 2021. The increase in net loss is primarily attributable to the flow through of increased cost of revenues and operating expenses.

Cash and cash equivalents at December 31, 2022 totaled $1.12 million compared to $894,000 at December 31, 2021. As of year end, the Company had an additional $3.42 million in receivables, bolstering its liquidity position to approximately $4.53 million. Duos also had an additional $1.43 million of inventory as of December 31, 2022, consisting primarily of long-lead items for two ongoing RIP installations.

In March 2023, the Company entered into a securities purchase agreement with certain existing investors resulting in the issuance of an aggregate of 4,000 shares of a newly-authorized Series E Convertible Preferred Stock. Duos received aggregate proceeds of $4.00 million through the transaction.

Full Year 2022 Financial Results

Total revenue increased 82% to $15.01 million compared to $8.26 million for 2021. Total revenue for 2022 represents an aggregate of approximately $11.19 million of technology systems revenue and approximately $3.82 million in recurring services and consulting revenue. The increase in revenues was driven by new revenues being recorded after delays in receiving “notices to proceed” for anticipated new contracts earlier in the year that pushed delivery dates into the second half of 2022 and into 2023. Additionally, the growth in services and consulting revenue stems from the Company’s success in deploying artificial intelligence as well as change orders to existing services agreements during the year.

Cost of revenues increased 65% to $10.26 million compared to $6.22 million for 2021. The cost of revenues on technology systems grew at a slower pace than revenues primarily because the Company neared completion of two of its RIPs and thus recognized additional profits on these projects as it satisfied its project-related obligations. Cost of revenues on services and consulting increased as a result of one-time services completed on existing RIP sites during which the Company incurred some additional material costs as well as project management and engineering team labor to complete the project.

Gross margin increased 133% to $4.75 million compared to $2.04 million for 2021. As previously discussed, the improvement in margin was a direct result of increased business activity the Company recognized in the latter half of 2022.

Operating expenses increased 22% to $11.61 million compared to $9.50 million for 2021. In 2022 the Company had additional expenses related to staff retention via non-cash charges of an employee stock option plan as well as a discretionary performance program, which was a new initiative for the entire organization designed to drive higher performance and attract and retain better quality resources in a tight labor market. As a result, employee retention in the fourth quarter was 100%.

Net operating loss totaled $6.87 million compared to net operating loss of $7.46 million for 2021. The Company continued to face inflationary and supply chain pressures throughout 2022 and has worked to balance these impacts through management of customer contracts and other cost control efforts. The decrease in loss from operations was the result of mostly improved revenues stemming from the deployment of new portals and receipt of materials and manufacturing related to a high value set of portals to be completed during 2023.

Net loss totaled $6.86 million compared to a net loss of $6.01 million for 2021. The increase in net loss is primarily attributable to the one-time effect of the PPP loan forgiveness gain in the first half of 2021. Despite the increased net loss year-over-year, the Company showed an improvement at the operating loss level.

Financial Outlook

At the end of 2022, the Company’s contracts in backlog represented approximately $10.7 million in revenue, of which approximately $8.4 million is expected to be recognized in calendar 2023. The balance of contract backlog is comprised of multi-year service and software agreements as well as project revenues spanning into fiscal 2024.

Based on these committed contracts and near-term pending orders that are already performing or scheduled to be executed throughout the course of 2023 as well as the planned expansion of the Company’s subscription business model and other contributing factors, Duos is reiterating its previously stated revenue expectations for the fiscal year ending December 31, 2023. The Company expects total revenue for 2023 to range between $20.0 million and $21.0 million, representing an increase of 33% to 40% compared to 2022.

Duos expects its improvement in operating results to be reflected over the course of the full year in 2023. As a result of typical business seasonality as well as timing and other factors, the Company expects revenues in the first quarter of 2023 to decline compared to the fourth quarter of 2022 before sequentially increasing throughout the remainder of the year.

Management Commentary

“The fourth quarter capped a strong finish to a record year for our Company,” said Duos Chief Executive Officer Chuck Ferry. “During the period we successfully deployed two additional RIPs for Class 1 customers, significantly increased the breadth of our AI applications to also include passenger rail use cases, and continued to grow our recurring revenue base through strong renewals and add-on work. Heading into 2023, our current backlog sits above our entire topline output in 2021, giving us clear visibility to continue executing against the outsized demand we’re seeing. We are also moving full speed ahead with our subscription offering, having identified the first sites for Duos-owned portals; initial installations will be primarily in the southern U.S., where we plan to begin building later this year.

“Due to several highly publicized train derailments, the last several weeks have also been a tumultuous period for the broader rail industry. In response, we have been working simultaneously with our current Class 1 partners and numerous other stakeholders to answer questions and support their respective action plans. Additionally, we have been equally engaged with the Federal Railroad Administration, labor union leadership, and several members of Congress to provide our input on pending legislative actions. Our company is fully prepared to scale up our technology deployments in support of these action plans and/or legislation.”

Conference Call

The Company’s management will host a conference call today, March 30, 2023, at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss these results, followed by a question-and-answer period.

Date: Thursday, March 30, 2023

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

U.S. dial-in: 877-407-3088

International dial-in: 201-389-0927

Confirmation: 13737078

Please call the conference telephone number 5-10 minutes prior to the start time of the conference call. An operator will register your name and organization.

If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 949-574-3860.

The conference call will be broadcast live via telephone and available for online replay via the investor section of the Company's website here.

About Duos Technologies Group, Inc.

Duos Technologies Group, Inc. (Nasdaq: DUOT), based in Jacksonville, Florida, through its wholly owned subsidiary, Duos Technologies, Inc., designs, develops, deploys and operates intelligent vision based technology solutions supporting rail, logistics, intermodal and government customers that streamline operations, improve safety and reduce costs. The Company provides cutting edge solutions that automate the mechanical and security inspection of fast-moving trains, trucks and automobiles through a broad range of proprietary hardware, software, information technology and artificial intelligence. For more information, visit www.duostech.com

Forward- Looking Statements

This news release includes forward-looking statements regarding the Company's financial results and estimates and business prospects that involve substantial risks and uncertainties that could cause actual results to differ materially. Forward-looking statements relate to future events and typically address the Company's expected future business and financial performance. The forward-looking statements in this news release relate to, among other things, information regarding anticipated timing for the installation, development and delivery dates of our systems; anticipated entry into additional contracts; anticipated effects of macro-economic factors (including effects relating to supply chain disruptions and inflation); timing with respect to revenue recognition; trends in the rate at which our costs increase relative to increases in our revenue; anticipated reductions in costs due to changes in the Company's organizational structure; potential increases in revenue, including increases in recurring revenue; potential changes in gross margin (including the timing thereof); statements regarding our backlog and potential revenues deriving therefrom; and statements about future profitability and potential growth of the Company. Words such as "believe," "expect," "anticipate," "should," "plan," "aim," "will," "may," "should," "could," "intend," "estimate," "project," "forecast," "target," "potential" and other words and terms of similar meaning, typically identify such forward-looking statements. Forward-looking statements involve risks and uncertainties and there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. These factors include, but are not limited to, the Company's ability to continue as a going concern, the Company's ability to generate sufficient cash to continue and expand operations, the competitive environment generally and in the Company's specific market areas, changes in technology, the availability of and the terms of financing, changes in costs and availability of goods and services, economic conditions in general and in the Company's specific market areas, changes in federal, state and/or local government laws and regulations potentially affecting the use of the Company's technology, changes in operating strategy or development plans and the ability to attract and retain qualified personnel. The Company cautions that the foregoing list of risks, uncertainties and factors is not exclusive. Additional information concerning these and other risk factors is contained in the Company's most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other filings filed by the Company with the U.S. Securities and Exchange Commission (the "SEC"), which are available at the SEC's website, http://www.sec.gov. The Company believes its plans, intentions and expectations reflected in or suggested by these forward-looking statements are based on reasonable assumptions. No assurance, however, can be given that the Company will achieve or realize these plans, intentions or expectations. Indeed, it is likely that some of the Company's assumptions may prove to be incorrect. The Company's actual results and financial position may vary from those projected or implied in the forward-looking statements and the variances may be material. Each forward-looking statement speaks only as of the date of the particular statement. We do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any forward-looking statement is based, except as required by law. All subsequent written and oral forward-looking statements concerning the Company or other matters attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

Contacts

Corporate

Fei Kwong, Director, Corporate Communications

Duos Technologies Group, Inc. (Nasdaq: DUOT)

904-652-1625

fk@duostech.com

Investor Relations

Matt Glover or Tom Colton

Gateway Investor Relations

949-574-3860

DUOT@gatewayir.com

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,
	2022	2021

REVENUES:
Technology systems	$11,190,292	$5,871,666
Services and consulting	3,822,074	2,388,251

Total Revenues	15,012,366	8,259,917

COST OF REVENUES:
Technology systems	8,376,649	4,728,197
Services and consulting	1,887,614	1,492,176

Total Cost of Revenues	10,264,263	6,220,373

GROSS MARGIN	4,748,103	2,039,544

OPERATING EXPENSES:
Sales and marketing	1,337,186	1,233,851
Research and development	1,651,064	2,515,630
General and Administration	8,625,002	5,747,014

Total Operating Expenses	11,613,251	9,496,495

LOSS FROM OPERATIONS	(6,865,148)	(7,456,951)

OTHER INCOME (EXPENSES):
Interest expense	(9,191)	(20,268)
Other income, net	9,557	1,468,319

Total Other Income (Expenses)	366	1,448,050

NET LOSS	$(6,864,783)	$(6,008,901)

Basic and Diluted Net Loss Per Share	$(1.11)	$(1.63)

Weighted Average Shares-Basic and Diluted	6,175,193	3,694,293

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2022	2021

ASSETS
CURRENT ASSETS:
Cash	$1,121,092	$893,720
Accounts receivable, net	3,418,263	1,738,543
Contract assets	425,722	3,449
Inventory	1,428,360	298,338
Prepaid expenses and other current assets	441,320	354,613

Total Current Assets	6,834,757	3,288,663

Property and equipment, net	629,490	603,253
Operating lease right of use asset	4,689,931	4,925,765
Security deposit	600,000	600,000

OTHER ASSETS:
Patents and trademarks, net	69,733	66,482
Software development costs, net	265,208	—
Total Other Assets	334,941	66,482

TOTAL ASSETS	$13,089,119	$9,484,163

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$2,290,390	$1,044,500
Notes payable - financing agreements	22,851	52,503
Accrued expenses	453,023	618,093
Equipment financing payable-current portion	74,575	80,335
Operating lease obligations-current portion	696,869	315,302
Contract liabilities	957,997	1,829,311

Total Current Liabilities	4,495,705	3,940,044

Equipment financing payable, less current portion	—	22,851
Operating lease obligations, less current portion	4,542,943	4,739,783

Total Liabilities	9,038,648	8,702,678

Commitments and Contingencies (Note 4)

STOCKHOLDERS' EQUITY:
Preferred stock: $0.001 par value, 10,000,000 authorized, 9,476,000 shares available to be designated
Series A redeemable convertible preferred stock, $10 stated value per share,
500,000 shares designated; 0 issued and outstanding at December 31, 2022 and December 31, 2021
convertible into common stock at $6.30 per share	—	—
Series B convertible preferred stock, $0.001 par value per share,
15,000 shares designated; 0 and 851 issued and outstanding at December 31, 2022
and December 31, 2021, convertible into common stock at $7 per share	—	1
Series C convertible preferred stock, $0.001 par value per share,
5,000 shares designated; 0 issued and outstanding at December 31, 2022 and 2,500 issued
and outstanding at December 31, 2021, convertible into common stock at $5.50 per share	—	2
Series D convertible preferred stock, $0.001 par value per share,	1	—
4,000 shares designated; 999 issued and outstanding at December 31, 2022 and 0 issued and outstanding at December 31, 2021, convertible into common stock at $3 per share

Common stock: $0.001 par value; 500,000,000 shares authorized,
7,058,198 and 4,111,047 shares issued, 7,056,874 and 4,109,723	7,156	4,111
shares outstanding at September 30, 2022 and December 31, 2021, respectively
Additional paid-in-capital	56,562,600	46,431,874
Total stock & paid-in-capital	56,569,757	46,435,988
Accumulated deficit	(52,361,834)	(45,497,051)
Sub-total	4,207,923	938,937
Less: Treasury stock (1,324 shares of common stock
at September 30, 2022 and December 31, 2021)	(157,452)	(157,452)
Total Stockholders' Equity	4,050,471	781,485

Total Liabilities and Stockholders' Equity	$13,089,119	$9,484,163

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2022	2021

Cash from operating activities:
Net loss	$(6,864,783)	$(6,008,901)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt expense (recovery)	—	76,046
Depreciation and amortization	350,192	275,346
Loss on disposal of assets	—	14,454
Stock based compensation	819,191	262,411
Stock issued for services	157,500	144,167
PPP loan forgiveness including accrued interest	—	(1,421,577)
Capital of operating lease right of use asset	235,834	250,482
Changes in assets and liabilities:
Accounts receivable	(1,679,720)	(611,023)
Contract assets	(422,273)	99,009
Inventory	(1,130,022)	(185,915)
Security deposit	—	(600,000)
Prepaid expenses and other current assets	266,539	423,905
Accounts payable	1,245,890	445,184
Accounts payable-related party	—	(7,700)
Payroll taxes payable	—	(3,146)
Accrued expenses	(165,069)	(408,692)
Operating lease obligation	184,728	(127,816)
Contract liabilities	(871,314)	804,388

Net cash used in operating activities	(7,873,307)	(6,579,378)

Cash flows from investing activities:
Purchase of patents/trademarks	(18,190)	(7,435)
Purchase of software development	(281,783)	—
Purchase of fixed assets	(344,915)	(545,505)

Net cash used in investing activities	(644,888)	(552,940)

Cash flows from financing activities:
Repayments of insurance and equipment financing	(331,173)	(353,444)
Repayment of finance lease	(80,335)	(89,618)
Proceeds from common stock issued	8,801,003	—
Issuance cost	(942,926)	—
Proceeds from preferred stock issued	1,299,000	4,500,000

Net cash provided by financing activities	8,745,569	4,056,938

Net increase (decrease) in cash	227,373	(3,075,380)
Cash, beginning of period	893,720	3,969,100
Cash, end of period	$1,121,093	$893,720

Supplemental Disclosure of Cash Flow Information:
Interest paid	$9,292	$30,817
Taxes paid	$1,264	$—

Supplemental Non-Cash Investing and Financing Activities:
Notes issued for financing of insurance premiums	$353,244	$363,005